Exhibit 99.1

Q4 AND FY 2025 EARNINGS February 26,2026

Flutter Entertainment Reports Fourth Quarter and Full Year 2025 Financial Results

February 26, 2026 (New York): Flutter Entertainment (NYSE:FLUT; LSE:FLTR), the world’s leading online sports betting and iGaming operator, announces Q4 and full year 2025 results, and introduces 2026 guidance.

Unparalleled scale advantages and strategic execution

reinforced Flutter’s global leadership in 2025

Key financial highlights:

	Three months ended December 31				Fiscal year ended December 31
In $ millions except where stated otherwise	2025	2024	YOY		2025	2024	YOY
Average monthly players (AMPs) (‘000s)[1]	15,072	14,605	+3%		15,911	13,898	+14%
Revenue	4,737	3,792	+25%		16,383	14,048	+17%
Net income (loss)	10	156	(94)%		(407)	162	(351)%
Net income (loss) margin	0.2%	4.1%	(390	)bps	(2.5)%	1.2%	(370	)bps
Adjusted EBITDA[2]	832	655	+27%		2,845	2,357	+21%
Adjusted EBITDA Margin[2]	17.6%	17.3%	+30	bps	17.4%	16.8%	+60	bps
Earnings (loss) per share ($)	(0.05)	0.45	(111)%		(1.75)	0.24	(829)%
Adjusted earnings per share ($)[2]	1.74	2.94	(41)%		7.94	7.27	+9%
Net cash provided by operating activities	428	652	(34)%		1,184	1,602	(26)%
Free cash flow[2]	138	473	(71)%		407	941	(57)%
Leverage ratio[2]					3.7x	2.2x	+1.5x
Leverage ratio including Snai[2]					3.6x

FY 2025 highlights:

Unparalleled scale and strategic execution reinforced Flutter’s global leadership during the year:

•	Strong full year 2025 Group performance; AMPs +14%, revenue +17% benefiting from M&A3

•	US market leadership with 41% sportsbook GGR share, 28% iGaming GGR share in Q4[4]

•	Significant, incremental US opportunity accessed through FanDuel Predicts launch

•	Leadership positions maintained within International, with excellent growth in SEA and CEE

•	Successful execution of International transformation and integration progress, unlocking strategic benefit and cost savings

•	Strong adjusted EBITDA growth +21% with net loss of $407m primarily due to non-cash impairment charge of $556m triggered by Indian regulation changes[5]

•	Cash conversion and leverage ratio (3.7x) reflect strategic acquisitions in US, Italy and Brazil

•	Returned $1bn of capital to shareholders

Q4 2025 overview:

•	Solid Q4 Group performance with revenue +25% primarily driven by M&A and more favorable US sports results year-over-year. AMPs +3% including impact of the market closure in India[6]

•	US revenue +33%, with sportsbook +35% and iGaming +33%

•

Sportsbook revenue growth reflected a net revenue margin of 8.9% (+220bps year-over-year) driven by continued structural gross revenue margin expansion of 90bps, and a positive sports results impact year-over-year of 310bps

•	Structural revenue margin advantage delivered margin of 15.5% in Q4, and 14.2% in 2025

•

Handle growth of +3% was behind expectations and reflected a moderation in market growth which has continued into 2026, primarily due to the unfavorable recycling impact from sustained, bookmaker-friendly sports results

•	Excellent Missouri launch; #1 GGR and handle share, with customer acquisition ahead of expectations

•	FanDuel Predicts now live, includes sports markets in 18 states including California, Texas and Florida, and non-sports markets in all 50 states

•	iGaming continued to deliver exceptional, product driven growth

•	Adjusted EBITDA +90% to $310m for the quarter

•	International revenue +19%, with sportsbook +6% and iGaming +31%

•	Revenue performance includes the benefit of M&A, offset by India market exit and customer-friendly sports results in the quarter

•	Organic sportsbook revenue -11% primarily due to an adverse swing in sports results

•	Organic iGaming revenue +9% driven by strong SEA and CEE performances, despite India headwinds

•	Adjusted EBITDA +6% to $588m for the quarter

•

Group net income declined 94% to $10m reflecting adjusted EBITDA growth of 27% from US expansion and M&A, and a non-cash Fox Option[7] benefit, offset by higher income tax expense, interest expense, net, and non-cash amortization of acquired intangibles

•	Earnings per share declined by $0.50, with adjusted earnings per share reducing $1.20 reflecting the above

•

The Group’s net cash provided by operating activities declined by $224m to $428m primarily due to higher outflows from interest and income tax payments, and a lower inflow from player deposits. Free cash flow declined $335m to $138m primarily reflecting the M&A impact on capex during the period

Full year 2026 guidance highlights8,9

US current trading largely reflects the impact on our customer base of the very high gross revenue margins achieved in the second half of Q4, driving lower levels of customer engagement into 2026. This was compounded by less compelling player narratives in the closing stages of the NFL season. Outside of NFL, handle year-over-year trends improved month-on-month in February.

In International, the year is off to a solid start; sports results have been marginally customer-friendly but otherwise trends are tracking in line with expectations.

Full year guidance, including trading through February 22 is introduced as follows:

Group: revenue $18.4bn, adjusted EBITDA $2.97bn guidance midpoints representing year-over-year growth of 12% and 4%, respectively.

US: revenue $7.8bn, adjusted EBITDA $1.05bn guidance midpoints representing year-over-year growth of 12% and 14%, respectively and including (i) a measured view on market trends, (ii) a sequential improvement in FanDuel’s performance during the year, (iii) new state adjusted EBITDA loss of $70m, and (iv) an increase in prediction markets investment10 with adjusted EBITDA loss expected to be toward the top of previously guided range of $200m- $300m.

International: revenue $10.6bn, adjusted EBITDA $2.23bn guidance midpoints representing year-over-year growth of 13% and 1%, respectively and including (i) increased investment in Brazil to grow our market position, and (ii) the impacts of previously guided UK tax increases11 and the exit from India.

Peter Jackson, CEO, commented:

“Flutter delivered strong 2025 results. Our unparalleled global scale and ongoing product innovation helped us reach almost 40 million customers across our portfolio of market-leading, local hero brands during the year. We made clear progress against our strategic priorities; maintaining our US leadership position in both sportsbook and iGaming; entering an exciting and incremental new category in the US with the launch of FanDuel Predicts; completing our strategic acquisitions of Snai and NSX; and delivering several important milestones across our International segment’s transformation programs.

Powered by the Flutter Edge, we continue to build on the structural competitive advantages that differentiate Flutter, combining global capabilities with deep local expertise. Our geographic and product diversification and scale allows us to capitalize on opportunities while providing resilience, allowing us to grow consistently through market cycles.

Looking ahead, we have a clear plan in place to navigate recent US trends and we continue to see a significant runway for growth in a dynamic market as we increasingly convert our scale, technology and customer proposition into sustained profitability. With a pivotal calendar of global sporting and iGaming moments ahead, including the World Cup, we are focused on capturing the full breadth of these opportunities in 2026 and beyond.”

To our shareholders

Flutter is the world’s leading online sports betting and iGaming company, with unique advantages afforded through our scale, the Flutter Edge and a long, proven track record of delivery. 2025 was another transformative year for the company with revenue growth of 17% and AMP growth of 14%, marked by strategic execution, continued leadership in key markets, and disciplined investment across both segments.

In the US we maintained our clear leadership position in both sports betting and iGaming, while expanding our addressable market through the launch of FanDuel Predicts at the end of Q4. We believe this new product enables us to harness a significant and incremental expansion of the US addressable market ahead of further state regulation - a space where our scale and experience give us a natural advantage.

In our International business we strengthened our portfolio through strategic acquisitions in Italy and Brazil, two large, exciting and fast-growing markets with compelling long-term potential. We delivered meaningful progress across our transformation and efficiency programs in our SEA and UKI regions, improving operational agility and positioning the business for sustained growth. We have navigated the regulatory changes in India well, and remain optimally positioned to successfully manage tax changes in the UK, leveraging the benefits of our scale, diversification, and the durability of our business model.

Flutter delivered a strong Q4 performance with Group revenue up 25% and adjusted EBITDA increasing 27% year-over-year. AMPs increased by 3% and included the impact of the market exit in India. The quarter’s results benefited from the inclusion of the Snai and BetNacional acquisitions, continued expansion of our US sportsbook structural revenue margins, and a year-over-year tailwind from sports results. The Group net income for Q4 was $10m compared to $156m in the prior year, with the movement driven primarily by higher income tax expense, increased interest expenses, and non-cash amortization of acquired intangibles.

US update

In the US, 2025 saw us deliver robust revenue growth of 20% and strong adjusted EBITDA growth of 82% year-over-year to $922m. Growth in Q4 was particularly strong, with revenue and adjusted EBITDA growth of 33% and 90%, respectively. We exited the year maintaining our clear leadership position in both sports betting and iGaming, and we are very proud of the highly profitable, structurally advantaged business we have built since the repeal of PASPA in 2018.

Q4 performance and market trends:

FanDuel Casino concluded a successful year with Q4 revenue growth of 33% year-over-year and 28% of the iGaming GGR market in the fourth quarter. Clear execution of our strategy delivered a market-leading product to our customers. We continued our roll out of exclusive content with our fourth exclusive Huff N Puff title, beating all previous records for engagement in the first 30 days post launch. We expanded our site-wide jackpot proposition with the “Double Your Bet” feature and introduced FanDuel Casino rewards earlier in the year—both have resonated well with customers and driven strong engagement. All of these initiatives helped contribute to strong AMP growth of 18% in the quarter and a step up in player frequency which underpinned the strength of our business in Q4, and throughout 2025. We begin 2026 in a position of strength to capitalize on the continued strong growth we expect to see in the iGaming market.

While FanDuel sportsbook Q4 revenue growth of 35% was also strong, Q4 sportsbook trends across the market diverged from expectations, with high gross revenue growth offset by moderating customer and handle growth. A key driver was an unfavorable “recycling” impact, where persistently high gross revenue margins, particularly for NFL, adversely impacted customer activity and handle volumes in the market. In addition, the second half the 2025/2026 NFL season saw less compelling content with fewer favorites making the playoffs and fewer player narratives capturing the imagination of bettors.

The moderation in customer activity and handle trends was more pronounced for FanDuel than others in the market. We believe this was driven by two factors: (i) The unfavorable recycling impact was greater for us given our structural margin revenue advantage. FanDuel recorded above-average NFL gross revenue margins in ten of the eleven weeks to the end of the quarter, including several, consecutively high weeks, with our gross revenue margin 470bps higher than the rest of the market in December. Overall, we finished the NFL season 100bps ahead of our expected margin, and (ii) Our standard generosity playbook proved less effective in Q4. Our investment phasing did not sufficiently align with the pattern of sports results during this period, with lower spend levels coinciding with periods of bookmaker friendly results. This resulted in less effective spend against a backdrop of improved competitor product offerings and continued elevated levels of market generosity. As a result we saw higher churn within our customer base and a resultant loss of market share.

We undertook a comprehensive review of potential cannibalization from prediction markets and we have not identified any evidence of any meaningful impact. The review combined industry channel checks, third party data analysis of deposits, actives, and app download trends, and detailed analysis of FanDuel customer trends. Based on this robust analysis, we estimate the potential handle growth impact to be in the low single digits percentage points and we are confident that the prediction markets have not been a significant driver of the moderating customer and handle trends we have observed. This finding is reinforced by our Missouri launch, where customer acquisition trends were well ahead of expectations, reaching 5% of the population within the first 30 days, making Missouri one of our best state launches to date. We do, however, believe prediction market operators may be attracting some new, incremental entertainment-first recreational customer cohorts.

Moderated market handle trends have continued into 2026. We believe these trends reflect the factors evidenced in Q4, including recycling. At this point, however, it is difficult to be definitive as to when market handle growth rates will recover from the impact of Q4 recycling, and we continue to monitor trends closely.

FanDuel sports-betting strategy:

The drivers of our market-leading, highly profitable position in the US are product superiority, enabled by our exceptional pricing capabilities, combined with a highly disciplined approach to customer acquisition. This has allowed FanDuel to deliver an estimated 70% share of market EBITDA12. However, recent trends have led us to take additional actions to strengthen our capabilities and reinforce our leadership position.

We have a clear product roadmap in place focused on strengthening our leadership by accelerating meaningful differentiation, elevating the core experience, and transforming how we reward customers. We are leveraging our scale, proprietary technology, and data advantages to deliver differentiated experiences competitors cannot easily replicate, including more intuitive bet building, smarter personalization, and richer live engagement. We are also continuing to invest in making every interaction — from login and payments to live betting and cash out — faster, simpler, and more reliable, because excellence in the fundamentals compounds into retention and lifetime value. In addition, we are enhancing how customers feel recognized and rewarded, with more engaging reward experiences including the launch of a new loyalty program. The experience gained from our new rewards program on FanDuel Casino, alongside insights from markets such as Australia where the team have long been pioneering new generosity initiatives will guide our approach and ensure FanDuel invests at levels that remain effective, disciplined and competitive.

We are confident that the ongoing improvements to our sportsbook product and our generosity strategy will harness our scale and structural advantages, driving a sequential improvement throughout 2026, and deliver market share gains.

Prediction market opportunity:

Prediction markets are a significant incremental growth opportunity for FanDuel. We believe the emergence of prediction markets will accelerate the path to state regulation of online sports betting and iGaming. This, in our view, is the most valuable long-term opportunity in the US. In the meantime, the additional near to medium-term growth potential for FanDuel is significant. We believe prediction markets will be TAM expansive; broadening reach by bringing sports markets to the approximately 40% of the US population who cannot currently access online regulated sportsbooks, and through the acquisition of new sports and “entertainment first” customers into the FanDuel ecosystem.

We are exceptionally well positioned to harness this opportunity given the nationwide strength of the FanDuel brand and our sports betting expertise, our deep understanding of this space gained through operating the Betfair Exchange, and our powerful strategic partnership with CME Group.

We launched FanDuel Predicts as planned in late Q4, providing customers nationwide access to financial, economic and commodity contracts, alongside sports contracts in 18 states including California, Florida and Texas. Early engagement has been encouraging, with the vast majority of the activity focused on sports, and average volume per customer in line with expectations. The trajectory of product development is expected to increase significantly in the coming months ahead of the FIFA World Cup and particularly in advance of the commencement of the 2026/27 NFL season.

We are also actively pursuing options to leverage our world-class, proprietary pricing capabilities for market-making services. Flutter is uniquely positioned to price complex, correlated markets in real-time through our outcome-based pricing capability, and we will share further details of our plans here in due course.

Guidance for 2026 reflects adjusted EBITDA investment toward the high end of our previously stated range of between $200m and $300m. Consistent with our product roadmap, we expect customer engagement and activity to be heavily skewed to the second half of 2026 and our investment will therefore reflect a similar profile. Our priority is to build value for the future, while also maintaining the flexibility to accelerate investment. We believe this will position FanDuel to deliver future growth and harness the long-term opportunities for our business.

International update

International revenue grew 14% in 2025 and adjusted EBITDA increased 7% to $2.2bn reflecting another year of strong, broad-based progress. 2025 was a transformative year for the business, strengthening our competitive positions in key regulated markets, and demonstrating the resilience of our scaled diversified portfolio. Despite the regulatory changes in India where the sudden legislative change forced a cessation of real-money gaming, and the announcement of higher gaming taxes in the UK from April 2026, our swift and disciplined responses underscored the agility of the business and ensured we entered 2026 in strong position.

We are making excellent progress on our strategic transformations and integrations, building a strong platform for future revenue growth, and ensuring we remain firmly on track to achieve the $300 million cost savings by 2027, as outlined at our Investor Day in 2024. During the year, we successfully migrated our Sky Bet business onto the Flutter proprietary sportsbook platform, moved our MaxBet business in Montenegro onto our shared CEE infrastructure, and in Italy, we integrated tombola bingo onto the SEA platform and delivered the first of our planned PokerStars migrations.

The integration program will continue at pace into 2026, with the remaining PokerStars migrations expected to drive further growth and deliver planned cost savings. The integration of the Snai business is also progressing well. We plan to migrate Snai’s online customers to the SEA platform in the first half of 2026, giving us confidence in achieving our targeted cost and revenue synergies targets. Beyond these specific programs, we continue to embed rigorous cost discipline across the International business, identifying new efficiencies and optimization opportunities that will protect margins and fund strategic growth investments.

Q4 highlights

International demonstrated a resilient Q4 performance with revenue up 19% and adjusted EBITDA up 6%. Strong regional growth in SEA and CEE offset headwinds from adverse sports results and the India market exit.

Flutter SEA achieved overall Q4 online market leadership in Italy, with Sisal extending its lead to six percentage points13, through a strong product offering and the effective use of Flutter Edge capabilities. Our market-leading SGP offering, ‘myCombo,’ was used by one-third of Sisal’s monthly active sports customers in Q4. Sisal also consolidated its leadership position in Italy’s fast-growing iGaming market, supported by the integration of Flutter’s in-house casino content and the migrations of PokerStars and tombola, as discussed above.

The migration of the PokerStars Italy platform delivered very encouraging results, with revenue growth of 13% and new customer volumes more than doubling in Q4 year-over-year, as customers benefit from the combination of the Sisal and PokerStars’ liquidity pools, with more benefit to come from the addition of Snai in time. The success of this migration bodes very well for the remaining planned PokerStars migrations.

The integration of the Snai business is also progressing well. Customer acquisition initiatives, including Sisal’s retail sign-up model and restructured generosity to boost cross-sell and reactivations, drove all-time record iGaming AMPs and ensured Snai finished the year in revenue growth. The planned platform migration will enable rapid product expansion for the Snai brand, leveraging the full suite of Flutter Edge products and capabilities. SEA Türkiye continues to demonstrate strong momentum, with 63% revenue growth in Q4 and a strong roadmap of new products and distribution channels planned for 2026.

In UKI, the Sky Bet migration to the Flutter proprietary platform delivered the expected cost savings and positions the brand for stronger long-term growth. Following the planned pre-migration development freeze and post-migration bedding-in period, we are now accelerating customer-facing investment to restore momentum. Early initiatives, including the new SuperSpins free-to-play mechanic, our popular SuperSub feature, and the innovative Squad Bet proposition powered by next-generation pricing, are already driving improved engagement. Paddy Power achieved record Q4 iGaming revenue through strong content rollout, while the World Darts Championship drove high levels of engagement and also saw us donate a record $1.7m for Prostate Cancer UK. The first phase of UK gambling tax increases will see iGaming rates almost double to 40 percent from April 2026, and we are already executing robust first-order mitigation plans, while leveraging our scale advantages will capture regulated market share over time.

Brazil represents a significant growth opportunity for Flutter, combining a large regulated market with strong medium-term growth prospects and our clear competitive advantages. BetNacional’s local market expertise, enhanced by Flutter’s broader capabilities, is already delivering results with customer volumes up 51% since the start of the year, driven by improved Casino offerings and digital marketing integration.

Our strategic plan in Brazil brings together proven Flutter Edge capabilities, including in-house pricing, our proprietary Bet Builder product, and enhanced generosity tools. This will be combined with an increase in our investment plan designed to maximize the customer-acquisition opportunity presented by the 2026 FIFA World Cup in a soccer-obsessed market, and grow our market position. This approach is informed by other successful strategies across our global portfolio to accelerate share gains in a scaling, regulated market. While increasing our investment will extend our investment timeline and shift the phasing of profitability, we have strong conviction that disciplined near-term investment will build a larger, more profitable and sustainable business over the long term.

In APAC, encouraging underlying momentum helped offset adverse sports results, returning Australia to Q4 revenue growth. The Spring Carnival, Australia’s premier horse racing festival, delivered 6% active customer growth, with momentum continuing into 2026. Thoroughbred horse racing, which is the largest part of our Australian business has now stabilized and sports performance remains strong.

Our Australian business is a key innovation hub for the Group, and has pioneered our model-driven approach to generosity, currently being scaled across the International portfolio. In India, our teams have transformed the disappointing market exit into opportunity, swiftly pivoting to develop cross-Flutter products and explore new markets with remarkable agility, the benefits of which will be felt across the broader Group via Flutter Edge.

CEE delivered robust double-digit growth supported by consistent market share gains and our advantaged products. In Georgia, we achieved record market share exceeding 33%, extending our market leadership. Completing our CEE platform strategy in the second half of 2026, with Serbia’s migration, will unlock further value in the region.

Final thoughts and outlook

We enter 2026 confidently, as the largest sports betting and iGaming operator globally with unparalleled scale and diversification.

Looking forward, the 2026 FIFA World Cup presents a great opportunity for Flutter. The expanded tournament serves as a critical global focal point for customer acquisition and deploying innovative products, this time across more fixtures than ever before. Our global footprint, including the US where the tournament is primarily being held, means we are the best-placed operator to capitalize on this global opportunity.

In the US, we hold the number one positions in both sportsbook and iGaming, with a 41% sportsbook GGR market share in Q4 and a 28% iGaming GGR market share. Recent market dynamics have created a challenging environment, but we believe these are largely transitory and we have clear plans in place to accelerate growth. We are exceptionally well placed to harness the incremental prediction markets opportunity, and remain highly confident in the long-term trajectory of the US sports and iGaming market, which we believe still has a long runway of future existing state growth and map expansion ahead.

In International, our strengthened market positioning and momentum sets us up very well. We have compelling plans in place to unlock value through strategic transformations, deploy robust UK tax mitigation, and invest decisively in growth markets across CEE, Brazil and Türkiye. We enter the year with high confidence and conviction behind our plans.

Sincerely,

Peter Jackson
Flutter CEO

In $ millions unless stated, unaudited	US			International				Group
Three months ended December 31,	2025	2024	YoY	2025	2024	YoY		2025	2024	YoY
Average monthly players (‘000s)	4,804	4,561	+5%	10,268	10,044	+2%		15,072	14,605	+3%
Handle	16,864	16,379	+3%	8,860	7,385	+20%		25,724	23,764	+8%
Net revenue margin	8.9%	6.7%	+220bps	12.4%	14.0%	(160	)bps	10.1%	9.0%	+110bps
Sportsbook revenue	1,497	1,106	+35%	1,096	1,032	+6%		2,593	2,138	+21%
iGaming revenue	586	441	+33%	1,425	1,084	+31%		2,011	1,525	+32%
Other revenue	59	64	(8)%	74	65	+14%		133	129	+3%

Total revenue	2,142	1,611	+33%	2,595	2,181	+19%		4,737	3,792	+25%
Cost of sales	(1,207)	(944)	+28%	(1,254)	(914)	+37%
Technology, research and development expenses	(88)	(70)	+26%	(99)	(93)	+6%
Sales and marketing expenses	(419)	(326)	+29%	(422)	(372)	+13%
General and administrative expenses	(118)	(108)	+9%	(232)	(245)	(5)%

Reportable segment adjusted EBITDA	310	163	+90%	588	557	+6%
Net income								10	156	(94)%
Unallocated corporate overhead[14]								(66)	(65)	+2%

Group adjusted EBITDA								832	655	+27%
Adjusted EBITDA margin	14.5%	10.1%	+440bps	22.7%	25.5%	(280	)bps	17.6%	17.3%	+30bps

Group

The Group delivered Q4 AMP growth of 3% and revenue growth of 25%. Excluding M&A, revenue grew 14%. Organic iGaming revenue growth of 16% year-over-year helped to offset the impact of customer friendly sports results.

Net income of $10m for the quarter decreased by $146m from $156m in Q4 2024, primarily due to:

•

A $342m increase in income tax expense to $144m (Q4 2024: credit of $198m) driven primarily by utilization of historic US losses recognized in the prior period, and the deferred tax impact of the PokerStars internal reorganization

•	A $165m increase in depreciation and amortization cost to $435m in Q4 2025 (Q4 2024: $270m), primarily driven by M&A

•	A $74m increase in interest expense, net year-over-year to $168m (Q4 2024: $94m) reflecting additional financing to acquire Snai, BetNacional and purchase Boyd’s 5% interest in FanDuel[15]

These factors were partly offset by:

•	A $262m year-over-year non-cash benefit relating to the Fox Option fair value adjustment with a gain in Q4 2025 of $50m (Q4 2024 loss of $212m)

•	A $177m increase in adjusted EBITDA as described below

Net loss attributable to Flutter shareholders was $8m, with a loss per share for the quarter of $0.05 (Q4 2024: $0.45 earnings per share) driven by the factors above.

Adjusted EBITDA grew 27% year-over-year to $832m, with adjusted EBITDA margin 30bps higher, principally due to our scaling US business. Adjusted earnings per share for the period decreased 41% to $1.74 primarily reflecting the increases in tax expense, adjusted depreciation and amortization and interest, partially offset by the positive adjusted EBITDA performance above.

The Group’s net cash provided by operating activities declined by $224m to $428m, primarily reflecting the cash impact of the increased income tax expense and interest expense, net, noted above. In addition, we saw a year-over-year reduction in player deposit inflows of $128m driven by slower US momentum in Q4 2025 than in the prior year period. Free cash flow declined by $335m to $138m also reflecting the above, and an increase in capital expenditure relating to the impact of M&A, higher Italian concession payments and expenditure to deliver future revenue enhancing and cost efficiency projects, such as our PokerStars transformations.

US

Q4 AMPs grew 5% to 4.8m year-over-year benefiting from the launch of FanDuel sportsbook in Missouri where we delivered a number one position with 44% share of GGR. (Pre-2025 and pre-2022 state AMPs +4%16). Revenue grew 33% (sportsbook +35%, iGaming +33%) over the period.

Sportsbook revenue performance was primarily driven by a positive year-over-year swing in sports results, with AMPs +4% and handle growth of 3% reflecting both the trends outlined in our shareholder letter and a net revenue margin that was 220bps higher year-over-year at 8.9%.

The increase in net revenue margin included:

•	Structural revenue margin of 15.5%, 90bps higher than the prior year driven by continued increase in parlay penetration with 80bps expansion year-over-year as a percentage of handle

•

A positive sports results impact year-over-year of 310bps[17] (Q4 2025: 80bps unfavorable, Q4 2024: 390bps unfavorable). At a revenue level, this translated to an adverse in-quarter revenue impact in Q4 2025 of $140m, with an adverse impact of $205m included in our previously issued guidance

•	Promotional spend of 5.8%, which was 180bps higher year-over-year driven by our launch in Missouri and the increased investment referenced at our Q3 earnings

iGaming revenue grew 33%, underpinned by AMP growth of 18% and an increase in player frequency year-over-year. This was driven by further additions to our exclusive content portfolio, and expansion of our site-wide jackpot offering with the “double your bet” feature which has delivered strong engagement since launch.

Cost of sales reduced by 230bps as a percentage of revenue, driven primarily by the reduction in adverse sports results year-over-year, market access savings as a result of our accelerated buyout of FanDuel ownership in Q3, and a rebate of gaming taxes.

Sales and marketing expenses were 29% higher year-over-year in line with plans to spend a greater proportion of our 2025 investment during H2, and including the impact of our launch in Missouri in December. The expenses reduced by 60bps as a percentage of revenue to 19.6% primarily reflecting the year-over-year impact of sports results. Technology, research and development costs were 26% higher year-over-year, similar to last quarter reflecting data storage and processing costs, together with investment in talent. General and administrative costs were 9% higher primarily reflecting increased headcount costs to support business growth.

Adjusted EBITDA was $310m (Q4 2024 $163m), with an increase in adjusted EBITDA margin of 440bps year-over-year driven by the factors detailed above.

International

	Three Months Ended December 31,
In $ millions except percentages, unaudited	2025	2024	YoY			YoY excl M&A			YoY CC
	Total	Total	Total	Sports	iGaming	Total	Sports	iGaming	Total
UK and Ireland	876	964	(9)%	(30)%	+11%	(9)%	(30)%	+11%	(13)%
Southern Europe and Africa	898	439	+105%	+118%	+98%	+23%	+13%	+28%	+93%
Asia Pacific	350	391	(10)%	+1%	(98)%	(10)%	+1%	(98)%	(10)%
Central and Eastern Europe	175	149	+17%			+17%			+11%
Brazil	87	18	+383%			(22)%			+358%
Other regions	209	220	(5)%			(5)%			(10)%

International revenue[18]	2,595	2,181	+19%	+6%	+31%	(1)%	(11)%	+9%	+14%
International adjusted EBITDA	588	557	+6%			(7)%			+1%

International revenue was 19% higher year-over year (up 14% on a constant currency19 basis, “CC”), with AMPs 2% higher. International revenue excluding M&A was 1% lower year-over-year due to an adverse swing in sports results year-over year and the impact of our exit from the Indian market.

Sportsbook revenue was 6% higher year-over-year and down 11% excluding M&A. Sportsbook handle grew 20% year-over-year and was up 2% excluding M&A, with the performance reflecting growth in SEA and CEE, partly offset by APAC.

Sportsbook net revenue margin decreased by 160bps year-over-year to 12.4% due to:

•

A 10bps reduction in structural revenue margin to 16.6%, primarily due to the impact of faster growth in regions with currently lower structural revenue margins including SEA, Brazil and Central and Eastern Europe (CEE)

•	An adverse sports results impact year-over-year of 250bps (Q4 2025: 130bps unfavorable, Q4 2024 120bps favorable)

•

A reduction in promotional spend of 80bps to 3.0%, driven by the impact of M&A, where the acquired businesses currently have an inherently lower level of promotional spend, and by increasing sophistication in APAC and CEE driving spend efficiency

iGaming revenue was 31% higher year-over-year and increased by 9% excluding M&A. Organic growth was driven by SEA (Italy online and Türkiye), UKI and CEE, offsetting the impact of exiting India in APAC.

Revenue performance across our International regions year-over-year was as follows:

•

UKI revenue declined by 9%. Sportsbook revenue reflects a 500bps adverse swing in sporting results with handle in line year-over-year. iGaming revenue growth has re-accelerated to double digit growth year-over-year driven by ongoing product improvements and generosity optimization

•

SEA revenue grew 105%, increasing 23% excluding M&A. Organic sportsbook revenue growth was 13% driven by our market leading same game parlay offering. Organic iGaming revenue growth of 28% was driven by (i) Sisal Italy online, which continues to benefit from Flutter Edge integrations and (ii) Türkiye where an expanding product offering is driving greater online penetration

•

APAC revenue declined 10% due to the cessation of real money iGaming activities in India. Australian sportsbook revenue growth of 1% was driven by an expansion in structural margin and generosity optimization, which more than offset a 60bps adverse swing in sporting results and a 7% decline in handle driven by softness in greyhounds

•	CEE revenue grew 17% driven by continued iGaming momentum in Georgia and an acceleration in Armenia where we have lapped regulatory restrictions implemented in 2024

•	Brazil revenue grew 383%, decreasing 22% excluding M&A due to re-registration friction following the regulation of the Brazilian market in January 2025

•	Other regions revenue declined by 5% reflecting market exits in PokerStars

Adjusted EBITDA increased by 6% year-over-year to $588m and was down 7% year-over-year excluding M&A. Adjusted EBITDA margin was 22.7%, a 280bps reduction, reflective of our investment phase in Brazil.

Cost of sales as a percentage of revenue increased by 640bps to 48.3%, with the acquisition of Snai and BetNacional contributing 240bps of the increase. The remaining 400bps organic increase was primarily driven by the 250bps adverse swing in sports results, increased taxes in CEE and in Betfair Brazil, and a continued shift in revenue mix in favor of iGaming, which incurs higher third party costs than sportsbook.

Sales and marketing expenses increased by 13% year-over-year and decreased by 6% excluding M&A. As a percentage of revenue, sales and marketing reduced by 80bps to 16.3%, driven by savings in APAC and Other regions.

Technology, research and development costs were 6% higher year-over-year but decreased by 1% excluding M&A primarily driven by the UKI efficiency program. General and administrative costs were 5% lower and decreased by 14% excluding M&A driven by savings in UKI and Other regions.

Unallocated corporate overhead increased by 2% year-over-year driven by continued investment in shared technology and capabilities.

Capital structure

Available cash increased $297m year-over-year to approximately $1.8bn. The change in total debt from $6,736m at December 31, 2024 to $12,266m at December 31, 2025 reflects financing secured at attractive terms for the Snai and BetNacional acquisitions, and the purchase of Boyd’s 5% interest in FanDuel. Net debt was $10,591m at the end of Q4 2025, with a leverage ratio of 3.7x at December 31, 2025 (2.2x at December 31, 2024). The leverage ratio would be 3.6x based on adjusted EBITDA including Snai. The share repurchase program continued in Q4 2025 with 1.02 million shares repurchased in the quarter for a consideration of $245m. This brings the total cash returned to shareholders since the beginning of the share repurchase program to $1.12bn, of a total of up to $5bn expected to be returned over the coming years.

Our disciplined capital allocation policy provides the flexibility to respond effectively to evolving market conditions and emerging opportunities. In 2026, we will prioritize significant capital deployment across both organic investment in our core business and strategic investment in the newly emerging prediction markets opportunity. We remain committed to returning capital to shareholders in line with our longer-term policy. In the near-term, we are adopting a more flexible approach to accommodate these strategic investment priorities. We now expect to commence returning the $250 million previously guided for Q1 in H1 2026, and in line with this flexible approach, we will provide guidance updates on future buyback cadence as the year progresses.

Profit growth and cash generation will continue to drive leverage reduction throughout 2026. Given the Group’s robust growth profile, we expect to return to our target range in the medium-term, consistent with our stated policy, with the exact timing dependent upon the cadence of our strategic investments and share repurchases.

Guidance and current trading

US current trading largely reflects the impact on our customer base of the very high gross revenue margins achieved in the second half of Q4, driving lower levels of customer engagement into 2026. This was compounded by less compelling player narratives in the closing stages of the NFL season. Outside of NFL, handle year-over-year trends improved month-on-month in February.

In International, the year is off to a solid start; sports results have been customer-friendly but otherwise trends are tracking in line with expectations.

Group: full year guidance is introduced with revenue of $18.4bn and adjusted EBITDA of $2.97bn at the midpoint representing year-over-year growth of 12% and 4% respectively. Guidance reflects the following trends and assumptions for the US, International and unallocated corporate overhead:

US: 2026 US guidance of $7.8bn revenue and $1.05bn adjusted EBITDA including:

1.	Trading through February 22 including slightly favorable sports results

2.	A measured view of current market trends including when market handle growth rates will recover from the Q4 recycling impact

3.

An expected sequential improvement in FanDuel’s relative performance to the market due to improvements to our sportsbook product, generosity strategy and the launch of our new loyalty program during the year

4.	New state investment of $70m adjusted EBITDA with a neutral revenue impact

5.

Adjusted EBITDA Investment in FanDuel Predicts now anticipated to be toward the upper end of our previously guided range of $200m to $300m. Revenue for FanDuel Predicts has not been included in our guidance

This results in 2026 US revenue and adjusted EBITDA year-over-year growth of 12% and 14%, respectively, at the midpoints.

We expect approximately 22% of total full year revenue and approximately 13% of total full year adjusted EBITDA to arise in Q1.

International: 2026 International guidance of $10.6bn revenue and $2.23bn adjusted EBITDA including:

1.	Trading through February 22 including some unfavorable sports results

2.	An investment of approximately $70m in Brazil to grow our market position

3.	The impacts of previously guided UK tax increases and the exit from India

4.	This results in 2026 International revenue and adjusted EBITDA year-over-year growth of 13% and 1% respectively, at the midpoint.

We expect approximately 49% of full year revenue and approximately 47% of full year adjusted EBITDA to arise in H1, with revenue evenly split between Q1 and Q2 and EBITDA skewed towards Q1.

Unallocated corporate overhead: Guidance of $310m reflects continued investment in shared technology and capabilities to enhance the Flutter Edge, and the annualization of incremental costs during 2025 associated with being a US listed company.

Share repurchases: We are adopting a more flexible approach to share repurchase guidance. We expect to commence returning $250m in H1 2026, and will provide guidance updates on future buyback cadence as the year progresses.

	2025		2026 guidance
	Actual		Low		Midpoint		High
Group revenue	$16.38	bn	$17.75	bn	$18.40	bn	$19.05	bn
Group adjusted EBITDA	$2.85	bn	$2.645	bn	$2.97	bn	$3.295	bn
US new states adjusted EBITDA			Approximately $(70)m
FanDuel Predicts adjusted EBITDA			$250m		$275m		$300m
US total revenue	$6.97	bn	$7.4	bn	$7.8	bn	$8.2	bn
US total adjusted EBITDA	$0.92	bn	$0.85	bn	$1.05	bn	$1.25	bn
International revenue	$9.42	bn	$10.35	bn	$10.6	bn	$10.85	bn
International adjusted EBITDA	$2.20	bn	$2.105	bn	$2.23	bn	$2.355	bn
Unallocated corporate overhead	$(279	)m	Approximately $(310)m
Interest expense, net	$(515	)m	Approximately $(610)m
Depreciation and amortization excl. acquired intangibles	$(660	)m	Approximately $(750)m
Capital expenditure[20]	$(777	)m	Approximately $(855)m
Share repurchases			Approximately $250m (H1 specific)

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates9 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. GMT) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 12768. Please dial in 10 minutes before the conference call begins.

+1 800 715 9871 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943 926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1963 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements related to our expectations regarding our share repurchase program, our competitive position, the impact of new entrants to the market, new and enhanced product offerings, macroeconomics conditions, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy and potential. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” ”expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “goal,” “target,” “aspire,” “will likely result,” and or the negative version of these words or other comparable words of a future or forward looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in, and market trends impacting, the global entertainment and gaming industries; Adverse changes to, and uncertainty regarding, the regulation (including taxation) of online betting and iGaming; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to accurately determine the odds in relation to any particular event exposes us to trading, liability management and pricing risk; Variability in win rates, jackpot payouts and the scheduling of major sporting events; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; Public sentiment towards online betting and iGaming generally; The potential impact of general economic conditions, including recessions, economic slowdowns, inflation, tariffs and/or trade disputes, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel and ability to raise financing in future; Flutter’s ability to obtain and maintain licenses with gaming authorities; The failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s success in retaining or recruiting officers, key employees or directors; Litigation and the ability to adequately protect Flutter’s intellectual property rights; The impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to prevent and remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and BetNacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025, up 17% YoY, and $4,737m of revenue globally for the quarter ended December 31, 2025.

Contacts:

Investor Relations:	Media Relations:
Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications
Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications
Chris Hancox, Investor Relations	Rob Allen, Corporate Communications
Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have had a bet settled and/or contributed to the rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2

Adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA including Snai, free cash flow, net debt, leverage ratio, leverage ratio including Snai, organic growth, constant currency, adjusted net income attributable to Flutter shareholders and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this announcement for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3

The group acquired Snai in April 2025 and NSX in May 2025. Both are reported within our International segment from their respective completion dates. References to year-over-year “organic” growth rates, or growth “excluding M&A”, exclude the incremental contribution by Snai and NSX from the current reporting period.

4

US market position based on available market share data for states in which FanDuel is active. Online sportsbook and iGaming market share is the gross gaming revenue (GGR) market share of our FanDuel brand for the three months to December 31, 2025, unless stated otherwise, in the states in which FanDuel was live (excluding Tennessee as they no longer report this data). This is based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to December 31, 2025 was 28%.

5

The non-cash impairment relating to the cessation of real-money gaming in India of $556m is comprised of goodwill of $517m, acquired and developed intangibles of $32m and other long-lived assets of $7m. The impairment charge exceeds the cash total consideration paid to acquire a 95% ownership interest the Junglee business ($237m) as a result of the re-allocation of total International goodwill following the re-segmentation of the Flutter group at the start of 2025, as required by US GAAP. The goodwill attributed to Junglee reflects the exceptional performance of the business at the time. The impairment charge will not result in any current or future cash expenditure and does not impact adjusted EBITDA.

6

Flutter has ceased all real-money gaming operations in India following the enactment of the Promotion and Regulation of Online Gaming Act, 2025, which required Junglee and all other operators to immediately stop real-money gaming services. Junglee now operates only as a free-to-play platform. The exit impacts the International division’s APAC region as follows:

•	2025: Revenue -$70m, EBITDA -$30m

•	2026: Revenue -$250m, EBITDA -$90m

•	2027: Revenue -$310m, EBITDA -$130m

Additionally, Flutter recorded a $556m non-cash impairment charge comprising $517m in goodwill, $32m in acquired and developed intangibles, and $7m in other long-lived assets, with the total exceeding the original acquisition cost due to goodwill reallocation requirements under US GAAP following the group’s re-segmentation in 2025.

7

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding the Fox Option.

8

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

9	Foreign exchange rates assumed in forecasts for 2026 guidance are USD:GBP of 0.741, USD:EUR of 0.849 and USD:AUD of 1.412.

10

Investment represents expected adjusted EBITDA impact of FanDuel Predicts, for FanDuel only. FanDuel will consolidate the results of FanDuel Predicts fully in its reported results. Under the terms of the partnership with CME Group, CME Group will receive a revenue share of approximately 50% of the gross revenue generated by FanDuel Predicts, before deduction of promotional spend. This revenue share cost will be accounted for in cost of sales. FanDuel will bear 100% of costs to support the FanDuel Predicts mobile app (promotional costs, sales and marketing, and non-exchange related cost of sales). CME Group will bear all costs to support the exchange.

11	The UK government announced the following changes to UK online gaming taxation in its autumn budget:

•	Effective from April 2026, iGaming increases 19 percentage points to 40 percent

•	Effective from April 2027, Sports betting (ex-horseracing) increases 10 percentage points to 25 percent

The adjusted EBITDA impact of these changes to Flutter, before mitigation is expected to be:

•	2026: $320m

•	2027: $540m

The adjusted EBITDA impact of the changes after direct first order mitigation (including operational, promotional and marketing savings) is expected to be:

•	2026: $235m

•	2027: $339m

The tax increases will have a very significant impact on the overall market. As the largest scale operator, Flutter also has the opportunity to deliver material second order mitigation benefits, including market share gains.

12

Internal estimate based on available market information, including published financial results, state data, analyst consensus and management’s judgement for DraftKings, BetMGM, Caesars Digital, Rush Street Interactive, PENN Interactive, Fanatics Betting & Gaming, and Bet365 US.

13	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.

14	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.

15

On July 10, 2025 Flutter announced the extension of its long-term strategic partnership with Boyd Gaming Corporation (“Boyd”) to 2038 and the buyout of Boyd’s 5% stake in FanDuel Group. The strategic benefits of the transaction provided an increase in Flutter’s ownership in the number 1 sports betting and iGaming operator in the US, FanDuel, as well as securing significantly reduced market access costs expected to translate to annual savings of $65m beginning July 1, 2025. Consideration comprised approximately $1.553bn attributable to the acquisition of Boyd’s 5% stake in FanDuel and $205m attributable to the revision of various existing commercial terms. The amount of $205m is included in the income statement and as a cash outflow within net cash provided by operating activities during Q3 2025.

16

US analysis by state cohort includes relevant states and provinces by FanDuel launch date and relates to online sportsbook and iGaming only. Pre-2025, states in order of launch include: New Jersey, Pennsylvania, West Virginia, Indiana, Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona, Connecticut, New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts, Kentucky, Vermont, North Carolina and Washington D.C.

17	Impact of US sports results:
•	FY 2025: revenue $325m unfavorable, adjusted EBITDA $210m unfavorable
•	Q4: revenue $140m unfavorable, adjusted EBITDA $100m unfavorable ($205m unfavorable, adjusted EBITDA $150m unfavorable Q4TD through November 9)
•	Q3: revenue $45m unfavorable, adjusted EBITDA $30m unfavorable
•	Q2: revenue $90m favorable, adjusted EBITDA $70m favorable
•	Q1: revenue $230m unfavorable, adjusted EBITDA $150m unfavorable

18	Total International revenue by region and year-over-year movements includes Other revenue, in addition to Sports and iGaming revenue separately identified.

19	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q4 2024 at Q4 2025 exchange rates. See reconciliation below.

20	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes adjusted EBITDA, adjusted EBITDA margin, adjusted net income, net income (loss) including Snai, adjusted net income (loss) including Snai, adjusted net income attributable to Flutter shareholders, adjusted Earnings Per Share (“adjusted EPS”), leverage ratio, leverage ratio including Snai, net debt, free cash flow, adjusted depreciation and amortization and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. These non-GAAP measures are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, adjusted EBITDA and segment adjusted EBITDA by translating prior-period revenue, adjusted EBITDA and segment adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Organic growth, or growth rates excluding M&A, reflect certain operating results excluding the relevant contributions from Snai and NSX following their acquisition in 2025, in order to facilitate period-to-period comparisons of our results without regard to the impact of corporate acquisitions. We believe the disclosure of organic growth rates is helpful to investors because it facilitates period-to-period comparisons by increasing the transparency of our underlying performance.

Adjusted net income is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of property and equipment, intangible assets, right-of-use assets and goodwill; financing related fees not eligible for capitalization; gain from disposal of businesses, fair value (gain)/loss on derivative instruments, fair value (gain)/loss on contingent consideration, fair value (gain)/loss on Fox Option Liability and fair value (gain)/loss on investment and share-based compensation.

Adjusted net income attributable to Flutter shareholders is defined as adjusted net income, adjusted for net gain/(loss) attributable to non-controlling interests and redeemable non-controlling interests, and adjustment of redeemable non-controlling interest to redemption value.

Net income (loss) including Snai is defined on a Group basis as net income plus Snai’s net income for the four months ended April 30, 2025 prior to the completion of acquisition. Snai’s historical condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”). We have made adjustments to conform Snai’s financial information prepared under IFRS to U.S. GAAP.

Adjusted net income (loss) including Snai is defined on a Group basis as adjusted net income, after adjusting for the following:

•

Transaction fees and associated costs, and restructuring and integration costs related to the acquisition, assumed to have been incurred prior to or soon after January 1, 2024, and therefore are reversed from the twelve months result ended December 31, 2025.

•

New debt financing required to complete the acquisition of Snai is assumed to have occurred on January 1, 2024. The additional interest expense recognized is calculated, together with the associated hedge impact and the amortization of related debts issuance costs. For the new debt at floating rate, we have assumed the actual 3 months SOFR rates for Q4 2025 were constant from January to April 2025.

•

Intangible assets are assumed to be recorded at their estimated fair value as of January 1, 2024, and are amortized over their estimated useful lives from that date along with the consequent deferred tax benefit. The amortization expense relating to the historical fair value uplift on Snai’s intangible assets acquired by Playtech in 2018, together with the deferred tax benefit are reversed.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of property and equipment, intangible assets, right-of-use assets and goodwill and share based compensation expense.

Adjusted EBITDA including Snai is defined on a Group basis as adjusted net income including Snai before income taxes; other expense, net; interest expense, net; depreciation and amortization; share-based compensation expense; transaction fees and associated costs; and restructuring and integration costs.

Adjusted EBITDA margin is adjusted EBITDA as a percentage of revenue, respectively.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in or cash requirements for the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect share-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Leverage ratio including Snai is defined as net debt divided by adjusted EBITDA including Snai.

Free cash flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.

Consolidated Balance Sheets

($ millions except share and per share amounts)	As of December 31, 2025	As of December 31, 2024
Current assets:
Cash and cash equivalents	1,828	1,531
Cash and cash equivalents – restricted	72	48
Player deposits – cash and cash equivalents	1,932	1,930
Player deposits – investments	23	130
Accounts receivable, net	190	98
Prepaid expenses and other current assets	751	607

Total current assets	4,796	4,344
Investments	7	6
Property and equipment, net	630	493
Operating lease right-of-use assets	550	507
Intangible assets, net	7,019	5,364
Goodwill	15,825	13,352
Deferred tax assets	309	267
Other non-current assets	144	175

Total assets	29,280	24,508
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	386	266
Player deposit liability	1,859	1,940
Operating lease liabilities	130	119
Long-term debt due within one year	109	53
Other current liabilities	2,559	2,212

Total current liabilities:	5,043	4,590
Operating lease liabilities – non-current	476	428
Long-term debt	12,157	6,683
Deferred tax liabilities	1,105	605
Other non-current liabilities	801	935

Total liabilities	19,582	13,241
Commitments and contingencies
Redeemable non-controlling interests	424	1,808
Shareholders’ equity
Ordinary share (Authorized 300,000,000 shares of €0.09 (2025:$0.11; 2024:$0.10) par value each; issued 2025: 175,224,066 shares; 2024: 177,895,367 shares)	36	36
Additional paid-in capital	1,989	1,611
Accumulated other comprehensive loss	(1,111)	(1,927)
Retained earnings	8,124	9,573

Total Flutter Shareholders’ Equity	9,038	9,293
Non-controlling interests	236	166

Total shareholders’ equity	9,274	9,459
Total liabilities, redeemable non-controlling interests and shareholders’ equity	29,280	24,508

Consolidated Statements of Comprehensive Income (Loss)1

	Three months ended December 31,		Fiscal year ended December 31,
($ millions except share and per share amounts)	2025	2024	2025	2024
Revenue	4,737	3,792	16,383	14,048
Cost of Sales	(2,627)	(1,966)	(8,979)	(7,346)

Gross profit	2,110	1,826	7,404	6,702
Technology, research and development expenses	(245)	(201)	(991)	(820)
Sales and marketing expenses	(1,083)	(830)	(3,678)	(3,205)
General and administrative expenses	(524)	(516)	(2,182)	(1,808)
Goodwill impairment	—	—	(517)	—

Operating profit	258	279	36	869
Other (expense)/ income, net	64	(227)	358	(434)
Interest expense, net	(168)	(94)	(515)	(419)

Income / (loss) before income taxes	154	(42)	(121)	16
Income tax benefit/ (expense)	(144)	198	(286)	146

Net income / (loss)	10	156	(407)	162

Net gain/(loss) attributable to non-controlling interests and redeemable non-controlling interests	(13)	26	(27)	53
Adjustment of redeemable non-controlling interest to redemption value	31	49	(70)	66
Net income/ (loss) attributable to Flutter shareholders	(8)	81	(310)	43
Net income / (loss) per share
Basic	(0.05)	0.45	(1.75)	0.24
Diluted	(0.05)	0.45	(1.75)	0.24
Other comprehensive income (loss), after tax:
Effective portion of changes in fair value of cash flow hedges	(1)	99	(100)	(12)
Fair value of cash flow hedges transferred to the income statement	(1)	(85)	87	32
Changes in excluded components of fair value hedge	(16)	—	(12)	(1)
Foreign exchange gain on net investment hedges	13	17	(97)	73
Foreign exchange gain / (loss) on translation of the net assets of foreign currency denominated entities	(67)	(879)	997	(554)
Income tax benefit related to items of other comprehensive loss	9	—	9	—

Other comprehensive income / (loss)	(63)	(848)	884	(462)
Other comprehensive income / (loss) attributable to Flutter shareholders	(50)	(852)	816	(444)
Other comprehensive income / (loss) attributable to non-controlling interest and redeemable non-controlling interest	(13)	4	68	(18)

Total comprehensive income / (loss)	(53)	(692)	477	(300)

1.	The Consolidated Statements of Comprehensive Income for the three months ended December 31, 2025 is unaudited financial information

Consolidated Statements of Cash Flows1

	Three months ended December 31,		Fiscal year ended December 31,
($ millions)	2025	2024	2025	2024
Net income (loss)	10	156	(407)	162
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	435	270	1,517	1,097
Impairment loss	2	—	561	—
Change in fair value of derivatives	—	(2)	(11)	2
Non-cash interest expense (income), net	(34)	(9)	53	19
Non-cash operating lease expense	35	46	141	142
Unrealized foreign currency exchange (gain) loss, net	(28)	9	(88)	(15)
Loss on disposals	10	1	11	7
Share-based compensation – equity classified	60	47	246	196
Share-based compensation – liability classified	—	2	14	6
Other expense (income), net	(50)	212	(300)	428
Deferred tax (benefit)	(140)	(231)	(145)	(348)
Loss on extinguishment	—	2	23	7
Change in contingent consideration	—	—	—	(3)
Change in operating assets and liabilities:
Player deposits - investments	3	17	120	33
Accounts receivable	(31)	(17)	—	(11)
Prepaid expenses and other current assets	(31)	(44)	(60)	(73)
Accounts payable	(67)	11	(20)	(7)
Other liabilities	279	94	(106)	(104)
Player deposit liability	17	131	(227)	212
Operating leases liabilities	(42)	(43)	(138)	(148)

Net cash provided by operating activities	428	652	1,184	1,602

Cash Flows From Investing Activities
Purchases of property and equipment	(36)	(57)	(105)	(144)
Purchases of intangible assets	(57)	13	(162)	(136)
Capitalized software	(197)	(135)	(510)	(381)
Acquisitions, net of cash acquired	—	—	(2,688)	(160)
Proceeds from disposal of property and equipment	—	—	5	—
Cash settlement of derivatives designated in net investment hedge	(56)	15	(21)	10

Net cash (used in) investing activities	(346)	(164)	(3,481)	(811)

Cash Flows From Financing Activities
Proceeds from issue of ordinary share upon exercise of options	—	9	7	30
Proceeds from issuance of long-term debt (net of transactions costs with lenders)	746	—	10,830	1,684
Transaction costs with third parties from issuance of long-term debt	(2)	—	(22)	—
Repayment of long-term debt	(552)	(9)	(5,606)	(1,948)
Acquisition of redeemable non-controlling interests	—	—	(1,620)	—
Distributions to non-controlling interests	(9)	(6)	(29)	(16)
Payment of contingent consideration	(3)	—	(19)	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(279)	(219)	(1,123)	(219)
Proceeds from sale of non-controlling interests	10	—	10	—

Net cash (used in) provided by financing activities	(89)	(225)	2,428	(469)

Net Increase In Cash, Cash Equivalents And Restricted Cash	(7)	263	131	322
Cash, Cash Equivalents And Restricted Cash - Beginning of period	3,734	3,410	3,509	3,271
Effect of foreign exchange on cash, cash equivalents and restricted cash	105	(164)	192	(84)

Cash, Cash Equivalents And Restricted Cash - End of period	3,832	3,509	3,832	3,509

Cash, Cash Equivalents And Restricted Cash Comprise Of:
Cash and cash equivalents	1,828	1,531	1,828	1,531
Cash and cash equivalents - restricted	72	48	72	48
Player deposits - cash and cash equivalents	1,932	1,930	1,932	1,930

Cash, Cash Equivalents And Restricted Cash - End of period	3,832	3,509	3,832	3,509

Supplemental Disclosures Of Cash Flow Information:
Interest paid	210	119	531	462
Income tax paid (net of refunds)	119	77	445	255
Operating cash flows from operating leases	43	50	167	174
Non-Cash Investing And Financing Activities:
Purchase of intangible assets with accrued expense - Investing[2]	75	15	75	15
Purchase of intangible assets with accrued expense - Financing[2]	72	—	72	—
Right of use assets obtained in exchange for new operating lease liabilities	66	15	94	155
Adjustments to lease balances as a result of remeasurement	10	19	50	47
Business acquisitions (including contingent consideration)	(4)	—	327	2
Non-cash issuance of common stock upon exercise of options[2]	29	—	29	—
Non-cash transaction costs on issuance of long-term debt[2]	6	—	6	—
Asset retirement obligation	23	—	33	—
Sale of non-controlling interests	17	—	17	—

1.

The Consolidated Statements of Cash Flows for the three months ended December 31, 2025 is unaudited financial information and derived by subtracting the cash flows from the nine months ended September 30, 2025 from the cash flows for the twelve months ended December 31, 2025. As such it does not reflect the settlement of pre-existing relationships for which Flutter has recognized an asset.

2.	Figures represent the closing position at the end of the reporting period and not the movement during the period.

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of adjusted EBITDA and adjusted EBITDA margin to net income, the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($ millions, unaudited)	2025	2024	2025	2024
Net income (loss)	10	156	(407)	162
Add back:
Income taxes	144	(198)	286	(146)
Other expense, net	(64)	227	(358)	434
Interest expense, net	168	94	515	419
Depreciation and amortization	435	270	1,517	1,097
Share-based compensation expense	60	49	260	202
Transaction fees and associated costs [1]	—	9	224	54
Restructuring and integration costs [2]	77	48	247	135
Impairment [3]	2	—	561	—

Adjusted EBITDA	832	655	2,845	2,357

Revenue	4,737	3,792	16,383	14,048
Adjusted EBITDA margin	17.6%	17.3%	17.4%	16.8%

1.

Fees primarily associated with the revision of Boyd market access agreements and the Snai and NSX acquisitions, and for the year ended December 31, 2024, with implementation of internal controls, information system changes and other strategic advisory fees related to the change in the primary listing of the Group

2.

Costs primarily relate to various restructuring, acquisition integration and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

3.

Impairment primarily relates to Junglee. The Promotion and Regulation of Online Gaming Act, 2025 (the “Act”), which was passed by the Indian Parliament and received Presidential assent on August 22, 2025, bans all forms of online real money gaming in India. As a result of the Act, from August 22, 2025, Junglee Games Inc (“Junglee,” “Junglee Games”) ceased offering all real-money games in India. The Junglee impairment charge is $556 million before income taxes. The assets impaired substantially consists of goodwill of $517 million, acquired and developed intangibles of $32 million and other long-lived assets of $7 million. The $517 million of goodwill impaired is not deductible for tax purposes, and therefore there is no income tax benefit. Income tax impacts arising for acquired and developed intangibles and other long-lived assets are not material.

Adjusted net income and adjusted net income attributable to Flutter shareholders

See below a reconciliation of adjusted net income and adjusted net income attributable to Flutter shareholders to net income/ (loss), the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($ millions, unaudited)	2025	2024	2025	2024
Net income / (loss)	10	156	(407)	162
Less:
Transaction fees and associated costs	—	9	224	54
Restructuring and integration costs	77	48	247	135
Impairment	2	—	561	—
Amortization of acquired intangibles	255	134	857	581
Share-based compensation	60	49	260	202
Loss on settlement of long-term debt	—	2	23	7
Financing related fees not eligible for capitalization	3	6	7	8
Fair value (gain) loss on derivative instruments	—	(2)	(11)	2
Fair value gain on contingent consideration	—	—	—	(3)
Fair value (gain) loss on Fox Option Liability	(50)	212	(300)	426
Fair value loss on investment	—	—	—	2
Tax impact of above adjustments[1]	(32)	(9)	(153)	(148)

Adjusted net income	325	605	1,308	1,428
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	(13)	26	(27)	53
Adjustment of redeemable non-controlling interest[3]	31	49	(70)	66

Adjusted net income attributable to Flutter shareholders	307	530	1,405	1,309

Weighted average number of shares	176	180	177	180

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net income attributed to the non-controlling interest in Sisal offset by the net loss attributed to the redeemable non-controlling interest in MaxBet, Junglee and BetNacional.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in MaxBet and Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted Earnings Per Share reconciliation

See below a reconciliation of adjusted Earnings Per Share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($, unaudited)	2025	2024	2025	2024
Earnings (loss) per share to Flutter shareholders	(0.05)	0.45	(1.75)	0.24
Add/ (Less):
Transaction fees and associated costs	—	0.05	1.27	0.30
Restructuring and integration costs	0.44	0.27	1.39	0.75
Impairment	0.01	—	3.18	—
Amortization of acquired intangibles	1.45	0.74	4.84	3.23
Share-based compensation	0.34	0.27	1.47	1.12
Loss on settlement of long-term debt	—	0.01	0.13	0.04
Financing related fees not eligible for capitalization	0.02	0.03	0.04	0.04
Fair value (gain) loss on derivative instruments	—	(0.01)	(0.06)	0.01
Fair value gain on contingent consideration	—	—	—	(0.02)
Fair value (gain) loss on Fox Option Liability	(0.29)	1.18	(1.70)	2.37
Fair value loss on investment	—	—	—	0.01
Tax impact of above adjustments	(0.18)	(0.05)	(0.87)	(0.82)

Adjusted earnings per share	1.74	2.94	7.94	7.27

Adjusted EBITDA including Snai reconciliation

See below a reconciliation of adjusted EBITDA including Snai to net income. These figures have been adjusted to include the relevant amounts for Snai during the pre-acquisition period as though it formed part of the Group since January 1, 2024.

($ millions, unaudited)	Fiscal year ended December 31, 2025
Net loss	(407)
Snai’s net income for the four months ended April 30, 2025	36

Net loss including Snai	(371)
Transaction costs	(11)
Interest expense	(54)
Additional amortization expense (net of deferred tax impact)	(25)
Reversal of previous PPA amortization expense (net of deferred tax impact)	5

Adjusted net loss including Snai	(456)
Add:
Income taxes	301
Other expense, net	(356)
Interest expense, net	567
Depreciation and amortization	1,568
Share-based compensation expense	269
Transaction fees and associated costs	241
Restructuring and integration costs	247
Impairment	561

Adjusted EBITDA including Snai	2,942

Net debt	10,591
Leverage ratio including Snai	3.6x

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ millions)	As at December 31, 2025	As at December 31, 2024
Long-term debt	12,157	6,683
Long-term debt due within one year	109	53

Total debt	12,266	6,736
Add:
Transactions costs, premiums or discount included in the carrying value of debt	93	52
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	60	(97)
Cash and cash equivalents	(1,828)	(1,531)

Net debt	10,591	5,160

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free cash flow reconciliation

See below a reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended December 31		Fiscal year ended December 31
($ millions)	2025	2024	2025	2024
Net cash provided by operating activities	428	652	1,184	1,602
Less cash impact of:
Purchases of property and equipment	(36)	(57)	(105)	(144)
Purchases of intangible assets	(57)	13	(162)	(136)
Capitalized software	(197)	(135)	(510)	(381)

Free cash flow	138	473	407	941

Constant currency (‘CC’) growth rate reconciliation

See below a reconciliation of segment constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages)	Three Months Ended December 31,						Fiscal year ended December 31,
	2025	2024	YOY	2024	2024	YOY	2025	2024	YOY	2024	2024	YOY
Unaudited				FX impact	CC	CC				FX impact	CC	CC
Revenue
US	2,142	1,611	+33%	—	1,611	+33%	6,967	5,798	+20%	(3)	5,795	+20%
International	2,595	2,181	+19%	89	2,270	+14%	9,416	8,250	+14%	147	8,397	+12%

Group	4,737	3,792	+25%	89	3,881	+22%	16,383	14,048	+17%	144	14,192	+15%

Adjusted EBITDA
US	310	163	+90%	(3)	160	+94%	922	507	+82%	(6)	501	+84%
International	588	557	+6%	28	585	+1%	2,202	2,065	+7%	37	2,102	+5%
Unallocated corporate overhead	(66)	(65)	+2%	(8)	(73)	(10)%	(279)	(215)	+30%	(12)	(227)	+23%

Group	832	655	+27%	18	673	+24%	2,845	2,357	+21%	18	2,375	+20%

See below a reconciliation of other constant currency and organic growth rates to reported nominal growth rates.

	Three Months Ended December 31,					Fiscal year ended December 31,
	YoY	YoY	YoY	YoY	YoY	YoY	YoY	YoY	YoY	YoY
Unaudited	Nom	FX impact	CC	M&A impact	Nom ex M&A	Nom	FX impact	CC	M&A impact	Nom ex M&A
International sportsbook revenue	+6%	+4%	+2%	+17%	(11)%	+5%	+2%	+3%	+11%	(6)%
International iGaming revenue	+31%	+5%	+26%	+22%	+9%	+24%	+3%	+21%	+15%	+9%
International total revenue	+19%	+5%	+14%	+20%	(1)%	+14%	+2%	+12%	+13%	+1%
UKI sportsbook revenue	(30)%	+3%	(33)%	—%	(30)%	(13)%	+3%	(16)%	—%	(13)%
UKI iGaming revenue	+11%	+5%	+6%	—%	+11%	+11%	+4%	+7%	—%	+11%
UKI total revenue	(9)%	+4%	(13)%	—%	(9)%	(1)%	+4%	(5)%	—%	(1)%
SEA sportsbook revenue	+118%	+19%	+99%	+105%	+13%	+82%	+8%	+74%	+70%	+12%
SEA iGaming revenue	+98%	+8%	+90%	+70%	+28%	+68%	+2%	+66%	+47%	+21%
SEA total revenue	+105%	+12%	+93%	+82%	+23%	+72%	+3%	+69%	+54%	+18%
APAC sportsbook revenue	+1%	—%	+1%	—%	+1%	(6)%	(2)%	(4)%	—%	(6)%
APAC iGaming revenue	(98)%	—%	(98)%	—%	(98)%	(25)%	(3)%	(22)%	—%	(25)%
APAC total revenue	(10)%	—%	(10)%	—%	(10)%	(8)%	(3)%	(5)%	—%	(8)%
CEE total revenue	+17%	+6%	+11%	—%	+17%	+14%	+3%	+11%	—%	+14%
Brazil total revenue	+383%	+25%	+358%	+405%	(22)%	+229%	(10)%	+239%	+261%	(32)%
Other regions total revenue	(5)%	+5%	(10)%	—%	(5)%	(5)%	+2%	(7)%	—%	(5)%
Group sportsbook revenue	+21%	+2%	+19%	+8%	+13%	+10%	+1%	+9%	+5%	+5%
Group iGaming revenue	+32%	+4%	+28%	+16%	+16%	+27%	+1%	+26%	+10%	+17%
Group total revenue	+25%	+3%	+22%	+11%	+14%	+17%	+2%	+15%	+8%	+9%
International adjusted EBITDA	+6%	+5%	+1%	+13%	(7)%	+7%	+2%	+5%	+7%	—%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

	Three months ended December 31, 2025				Three months ended December 31, 2024
($ millions, unaudited)	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	55	375	5	435	31	230	9	270
Less: Amortization of acquired intangibles	(24)	(231)	—	(255)	(4)	(130)	—	(134)

Adjusted depreciation and amortization[1]	31	144	5	180	27	100	9	136

	Fiscal year ended December 31, 2025				Fiscal year ended December 31, 2024
($ millions, unaudited)	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	157	1,324	36	1,517	120	947	30	1,097
Less: Amortization of acquired intangibles	(36)	(821)	—	(857)	(16)	(565)	—	(581)

Adjusted depreciation and amortization[1]	121	503	36	660	104	382	30	516

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles